Exhibit 21
List of Subsidiaries*
(As of February 28, 2007)

Subsidiary	State or Jurisdiction
of Organization

Nuveen Asia Investments, Inc.	Delaware
Nuveen Asset Management	Delaware
Nuveen Commodities Asset Management, LLC	Delaware
Nuveen Investments Canada Co.	Nova Scotia
Nuveen Investments Advisers Inc.	Delaware
Nuveen Investments Holdings, Inc.	Delaware
Nuveen Investments, LLC	Delaware
Nuveen Investments Institutional Services Group LLC	Delaware
NWQ Holdings, LLC	Delaware
NWQ Investment Management Company, LLC	Delaware
Rittenhouse Asset Management, Inc.	Delaware
Santa Barbara Asset Management, LLC	Delaware
Symphony Asset Management LLC	California
Tradewinds Global Investors, LLC	Delaware
*	All subsidiaries are 100% owned, directly or indirectly, by the Registrant, except that the limited liability companies relating to NWQ, Tradewinds, Santa Barbara Asset Management and Symphony have granted certain managers non-controlling member interests. These interests allow their owners to participate in the growth of profits above specified levels during specified periods. The Registrant has the right to acquire all of these interests in the future.